Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Inquiries:

Leonard Borow

President and Chief Operating Officer

(516) 694-6700

AEROFLEX INCORPORATED ANNOUNCES

PLAN TO DIVEST RADAR BUSINESS

PLAINVIEW, NEW YORK, June 29, 2007 -- Aeroflex Incorporated (Nasdaq Symbol: ARXX), announced today its decision to divest its radar systems development and manufacturing business located in Powell, Ohio and to seek a strategic buyer. This is one of three divisions in the Company’s Powell operation. The two other divisions, synthetic test systems and broadband test equipment, will be retained.

About Aeroflex

Aeroflex Incorporated is a global provider of high technology solutions to the aerospace, defense and broadband communications markets. The Company’s diverse technologies allow it to design, develop, manufacture and market a broad range of test, measurement and microelectronic products. The Company’s common stock trades on the Nasdaq National Market System under the symbol ARXX and is included in the S&P SmallCap 600 index. Additional information concerning Aeroflex Incorporated can be found on the Company’s website: www.aeroflex.com.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Aeroflex’s filings with the SEC. Specifically, Aeroflex makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in Aeroflex’s SEC reports or periodic reports, the proposed transaction mentioned in our press release dated May 25, 2007 could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Aeroflex and others related to the merger agreement; failure to obtain stockholder approval or any other failure to satisfy other conditions required to complete the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger and the execution of certain financings that will be obtained to consummate the merger; and the impact of the substantial indebtedness incurred to finance the consummation of the merger. Additional risk factors also include events and circumstances that may make it difficult to successfully divest the Company’s radar systems business or to successfully integrate the business of MicroMetrics, Inc., which was acquired on April 16, 2007.